UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 15, 2022

(Date of report; date of earliest event reported)

Commission file number: 1-3754

ALLY FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ally Detroit Center

500 Woodward Ave.

Floor 10, Detroit, Michigan

48226

(Address of principal executive offices)

(Zip Code)

(866) 710-4623

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act (listed on the New York Stock Exchange):

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ALLY	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jennifer A. LaClair has departed from her position as Chief Financial Officer of Ally Financial Inc. (Ally) effective October 18, 2022, and transitioned into the role of Senior Operating Adviser. Bradley J. Brown has been appointed Interim Chief Financial Officer and an officer under Section 16 of the Securities Exchange Act of 1934 effective that same time.

Mr. Brown, 56, has served as the Corporate Treasurer of Ally since November 2013. In this role, he is responsible for Ally’s capital, funding and liquidity, asset-liability and interest rate risk management, and Ally Bank’s investments and derivatives portfolios. He joined Ally in June 2011 as a structured funding executive overseeing the strategy, planning, and execution of securitizations and structured funding globally. Prior to joining Ally, Mr. Brown spent 14 years at Bank of America, including three years in corporate treasury where he was responsible for structured funding and capital strategies, and 11 years in investment banking at Bank of America Merrill Lynch. Prior to joining Bank of America, Mr. Brown worked in audit services for PricewaterhouseCoopers in their New York City and Charlotte offices. Mr. Brown has a master’s degree in business administration from the John H. Sykes College of Business at University of Tampa and earned bachelor’s degrees in business administration and accounting from Flagler College. He is a member of the American Institute of Certified Public Accountants and the Florida Board of Accountancy. Mr. Brown is a member of the Flagler College board of trustees where he serves as advancement committee chair and serves on the board of Communities in Schools Charlotte-Mecklenburg.

Ally and Ms. LaClair have executed a Transition Services and Release Agreement (Agreement) effective October 15, 2022. Subject to its terms and conditions, the Agreement provides for Ms. LaClair (1) to receive her current base salary and remain eligible for equivalent benefits and perquisites until her departure from Ally on or before March 3, 2023 (Transition End Date); (2) to remain eligible for the full-year discretionary 2022 cash and equity-based incentive-compensation awards commensurate with the position of Chief Financial Officer and her and Ally’s 2022 performance as determined by the Compensation, Nominating, and Governance Committee; provided however that if she has reasonably and in good faith satisfied the terms and conditions contained in the Agreement, such 2022 incentive-compensation awards will be no less than her 2022 target incentive compensation of $3.75 million, with 40% in the form of cash to be paid at the same time as that of other named executive officers (regardless of her earlier termination of employment) and 60% in the form of RSUs to be granted at the same time and shall settle one-third on each of the first, second, and third anniversaries of the grant date (without requirement of further employment); (3) to be reimbursed for outplacement assistance, executive network and/or executive coaching fees and/or legal or financial advice to a maximum of $20,000; (4) to receive as soon as reasonably practicable after the Transition End Date a lump-sum cash payment of $750,000, which is equal to 52 weeks of her current base salary, (5) to fully vest on the Transition End Date in her then unvested time-based equity awards, including restricted stock units and “Own It Awards,” with each such award settling as originally scheduled, and (6) to fully vest on the Transition End Date in her then unvested performance-based stock unit awards, with each such award settling as originally scheduled subject to (a) the achievement of the related performance goals and (b) if the achievement of the related performance goals exceeds the target, a proration of the number of shares distributable in excess of the target number of shares based on the number of calendar days during the performance period when she was employed by Ally. The Agreement also includes terms and conditions governing Ms. LaClair’s provision of services to Ally until her departure, her general release of claims subject to customary exceptions, her obligations of confidentiality and cooperation, and other customary provisions. A copy of the Agreement is attached as Exhibit 10.1 and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

10.1	Transition Services and Release Agreement, effective October 15, 2022, by and between Ally Financial Inc. and Jennifer A. LaClair

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLY FINANCIAL INC.
(Registrant)

Dated: October 18, 2022	/s/ Jeffrey A. Belisle
Jeffrey A. Belisle
Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Transition Services and Release Agreement, effective October 15, 2022, by and between Ally Financial Inc. and Jennifer A. LaClair

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL